Silver Bay Realty Trust Corp. Appoints Lawrence B. Shapiro as Chief Operating Officer

NEW YORK, December 5, 2013 - Silver Bay Realty Trust Corp. (NYSE: SBY) announced today the appointment of Lawrence B. Shapiro as Chief Operating Officer, effective December 4, 2013. Mr. Shapiro will be responsible for the execution of Silver Bay’s operational strategy, including the acquisition, renovation, leasing, and management of the Company’s single-family properties. Mr. Shapiro replaces Patrick Freydberg who resigned as Chief Operating Officer on December 4, 2013 to pursue other opportunities.
“Larry brings a wealth of experience from his years serving in various leadership roles in the real estate industry and has done a terrific job leading Silver Bay’s acquisition efforts,” said David N. Miller, President and Chief Executive Officer of Silver Bay. “Having been first with Provident and then Silver Bay from inception, he has unique insight into Silver Bay and the single-family residential industry as a whole, which when combined with his strong business acumen will be important to our company’s continued growth and development.”
Mr. Shapiro has served as Executive Vice President for Acquisitions for Silver Bay Property Corp., since its formation in December 2011. In this role, he led the acquisitions by Silver Bay’s predecessor and Silver Bay. He also expanded his responsibilities to manage the Company’s renovation activities starting in June 2013. Prior to Silver Bay Property Corp., Mr. Shapiro served as President of Provident Real Estate Advisors LLC, or Provident, where he led the acquisition, renovation, and leasing activities for funds managed by Provident that Silver Bay acquired in connection with its initial public offering. Previously, Mr. Shapiro served as the Chief Financial Officer for Rotlund Homes, a residential home builder that previously traded on the American Stock Exchange. He also served as the Chief Financial Officer of JMS Companies, a diversified real estate firm.
Mr. Shapiro holds a Masters of Business Administration from the University of Wisconsin and a Bachelor of Science in Business degree in Accounting from the University of Minnesota.

Silver Bay Realty Trust Corp.
Silver Bay Realty Trust Corp. is a Maryland corporation focused on the acquisition, renovation, leasing and management of single-family properties for rental income and long-term capital appreciation. Silver Bay currently owns single-family properties in Arizona, California, Florida, Georgia, Nevada, North Carolina, Ohio and Texas. Silver Bay has elected to be taxed as a REIT for U.S. federal tax purposes. Additional information can also be found on the company’s website: www.silverbayrealtytrustcorp.com.

Additional Information
Stockholders of Silver Bay, and other interested persons, may find additional information regarding the company at the SEC's website at www.sec.gov or by directing requests to: Silver Bay Realty Trust Corp., Attn: Investor Relations, 601 Carlson Parkway, Suite 250, Minnetonka, MN 55305, telephone (952) 358-4400.

Contact
Anh Huynh, Director of Investor Relations, Silver Bay Realty Trust Corp., ahuynh@silverbaymgmt.com, 952-358-4400.